Exhibit 99.1

Boeing Board Raises Dividend 20 Percent, Increases Share Repurchase Authorization to $20 Billion

CHICAGO, Dec. 17, 2018-The Boeing Company (NYSE: BA) Board of Directors today declared the company's quarterly dividend will increase 20 percent to $2.055 per share. The board also replaced the existing share repurchase program with a new $20 billion authorization, up from the $18 billion approved last December.
"Boeing continues to see significant opportunities in the markets we serve, and we have confidence in the power of our One Boeing strategy to execute and win on all fronts,” said Boeing Chairman, President and Chief Executive Officer Dennis Muilenburg. “Boeing’s strong operational performance, financial health and positive future outlook underpin our continued investments in our people and our workplace, in innovative products and services, and in select strategic acquisitions and partnerships that accelerate our growth strategy.”
Boeing remains focused and on track with its balanced, value-creating cash deployment strategy.
“The strength of our business and our confidence in the sustainable long-term outlook are powering investments in productivity, innovation and growth, while delivering on our commitment to return cash to shareholders,” said Greg Smith, Boeing chief financial officer and executive vice president of Enterprise Performance & Strategy.
With the latest increase to the dividend Boeing has increased its dividend nearly 325 percent over the past six years and repurchased more than 230 million shares over the same time period. The company has consistently paid dividends to shareholders for more than 80 years. The new dividend will be payable March 1, 2019, to shareholders of record as of Feb. 8, 2019.
This year, the company repurchased $9 billion worth of its shares from the $18 billion authorization approved in December 2017.
Share repurchase activity has finished for 2018. The timing and volume of repurchases are at the discretion of Boeing management, however the company currently expects that repurchases under the new share authorization will resume in January 2019 and be made over the next 24 months.

Forward-Looking Information Is Subject to Risk and Uncertainty
Certain statements in this release may be "forward-looking" within the meaning of the Private Securities Litigation Reform Act of 1995.  Words such as "expects," "forecasts," "projects," "plans," "believes," "estimates," and similar expressions are used to identify these forward-looking statements.  Examples of forward-looking statements include statements relating to our future plans, business prospects, financial condition and operating results, as well as any other statement that does not directly relate to any historical or current fact. Forward-looking statements are based on current assumptions about future events that may not prove to be accurate. These statements are not guarantees and are subject to risks, uncertainties and changes in circumstances that are difficult to predict. Many factors could cause actual events to differ materially from these forward-looking statements, including economic conditions in the United States and globally, general industry conditions as they may impact us or our customers, and other important factors disclosed previously and from time to time in our filings with the Securities and Exchange Commission. Forward-looking statements speak only as of the date they are made and we undertake no obligation to update or revise any such statement, except as required by law.

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